                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   HEI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applied:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        PRELIMINARY--DATED JUNE 3, 1998


                                     [LOGO]

                                 P.O. BOX 5000
                             1495 STEIGER LAKE LANE
                           VICTORIA, MINNESOTA 55386

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                           , 1998

                            ------------------------

Dear HEI Shareholder:

    A Special Meeting of Shareholders of HEI, Inc., a Minnesota corporation,
will be held on                ,                , 1998, at       .m., local
time, at             ,                     , Minnesota to consider the following
proposals:

    (1) Proposals by Anthony J. Fant and Fant Industries Inc. (collectively, the "Fant Group") to remove from office all of the current directors of the Company except Eugene W. Courtney and, if such directors are removed, to elect directors to the Board to fill the vacancies created and to fill the currently vacant position on the Board.

    (2) A proposal by the Fant Group to amend the Company's Bylaws to opt out of the Minnesota Control Share Acquisition Statute, Minn. Stat. Section 302A.671.

    Only shareholders of record at the close of business on             , 1998
will be entitled to notice of and to vote at the meeting and any adjournment thereof.

    YOUR BOARD OF DIRECTORS unanimously urges you to vote AGAINST items (1) and
(2) by signing, dating, and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope. If you have any questions or need any assistance in voting your shares, please contact the company assisting us in this matter, Innisfree M&A Incorporated, at their toll-free number, 1-888-750-5834.

    YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED WHITE proxy card regardless of whether you have previously signed a proxy card sent to you by the Fant Group.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Jerald H. Mortenson
                                          CORPORATE SECRETARY

            , 1998

                        PRELIMINARY--DATED JUNE 3, 1998


                                     [LOGO]

                                 P.O. BOX 5000
                             1495 STEIGER LAKE LANE
                           VICTORIA, MINNESOTA 55386

                            ------------------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD             , 1998

                            ------------------------

    This proxy statement is furnished to the shareholders of HEI, Inc. (the "Company" or "HEI") in connection with the solicitation of proxies to be used in
voting at the Special Meeting of the Shareholders to be held on             ,
1998 and any adjournment thereof. The Special Meeting is being held at the demand of Fant Industries Inc. and Anthony J. Fant (collectively, the "Fant Group"), which together hold more than 10% of the outstanding shares of HEI Common Stock. The enclosed WHITE proxy card is solicited by the Board of Directors of the Company to retain your current Board in opposition to the Fant Group's proposals to remove the current members of the Company's Board of Directors (other than Eugene W. Courtney), and fill the vacancies created thereby (and the currently vacant position on the Board), and to amend the Company's Bylaws to opt out of the Minnesota Control Share Acquisition Statute, Minn. Stat. Section 302A.671. EUGENE W. COURTNEY HAS ADVISED THE BOARD THAT IF THE OTHER DIRECTORS ARE REMOVED AT THE SPECIAL MEETING AND NOT RE-ELECTED, HE WILL RESIGN FROM THE BOARD OF DIRECTORS. This proxy statement and enclosed proxy
card are being furnished to the Company's shareholders on or about             ,
1998.

    YOUR BOARD OF DIRECTORS URGES YOU TO SUPPORT YOUR CURRENT INDEPENDENT DIRECTORS BY VOTING AGAINST THE FANT GROUP'S PROPOSALS TO REMOVE YOUR INDEPENDENT DIRECTORS, TO ELECT ONE OR MORE OF THE FANT GROUP'S HAND-PICKED NOMINEES, AND TO AMEND THE COMPANY'S BYLAWS. YOU ARE STRONGLY URGED NOT TO SIGN OR RETURN THE GREEN PROXY CARD SENT TO YOU BY THE FANT GROUP.

    WHETHER OR NOT YOU HAVE ALREADY RETURNED THE FANT GROUP'S PROXY CARD, THE BOARD URGES YOU TO SIGN, DATE, AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY. A LATER DATED WHITE PROXY CARD WILL REVOKE ANY EARLIER PROXY RETURNED TO THE FANT GROUP.

    If your shares are held in the name of a bank, broker, or other nominee, you are urged to contact the person responsible for your account and direct him or her to execute a WHITE proxy card on your behalf.

    Your vote is of special importance. The Fant Group is attempting to obtain control over your Company without paying you a control premium for ALL of your shares. The Fant Group wants to replace all of the current independent directors with its own hand-picked slate of nominees. Your Board believes that the Fant Group nominees lack the experience in the Company's high-tech business necessary to direct that business successfully. Your Board also believes that the Fant Group nominees lack the independence necessary to protect the interests of all of the Company's shareholders.

                                   YOUR VOTE IS IMPORTANT

    A VOTE FOR YOUR BOARD IS A VOTE FOR:

    - AN EXPERIENCED BOARD THAT INCLUDES THREE INDEPENDENT DIRECTORS (ALL OF WHOM THE FANT
      GROUP WANTS REMOVED)

    - A BOARD COMMITTED TO THE BEST LONG-TERM INTERESTS OF ALL SHAREHOLDERS

    - A MANAGEMENT TEAM THAT HAS SUCCESSFULLY GROWN SHAREHOLDERS' EQUITY FROM $1 MILLION IN
      1990 TO OVER $17 MILLION

    - A MANAGEMENT TEAM THAT HAS SUCCESSFULLY GROWN THE COMPANY'S MAINSTREAM BUSINESS,
      CUSTOM MICROELECTRONICS, FROM APPROXIMATELY $3.7 MILLION A YEAR IN 1990 TO $30 MILLION
      IN FISCAL 1997

    - A MANAGEMENT TEAM WITH THE DEPTH OF EXPERIENCE, SPECIALIZED MARKETING CAPABILITIES,
      INDUSTRY KNOWLEDGE, VISION AND COMMITMENT TO BUILD ON THIS STRONG FOUNDATION


    If you have any questions concerning the Company's solicitation or need assistance in voting your shares, please contact:

                           INNISFREE M&A INCORPORATED
                               501 Madison Avenue
                                   20th Floor
                            New York, New York 10022
                         Call toll-free 1-888-750-5834.

                       WHY YOU SHOULD VOTE FOR YOUR BOARD

    YOUR BOARD BELIEVES THAT IT HAS EARNED YOUR SUPPORT AND THAT YOU SHOULD VOTE AGAINST THE PROPOSALS OF THE FANT GROUP BECAUSE OF THE PROVEN TRACK RECORD OF THE CURRENT MANAGEMENT AND DIRECTORS, THE FANT GROUP'S LACK OF EXPERIENCE IN HEI'S HIGH-TECH BUSINESS, THE FANT GROUP NOMINEES' LACK OF INDEPENDENCE FROM MR. FANT, THE ABSENCE OF MEANINGFUL INFORMATION ABOUT THE FANT GROUP'S QUALIFICATIONS, PLANS OR PROPOSALS AND THE TACTICS USED BY THE FANT GROUP.

    Do not be misled by Mr. Fant's offer of an immediate cash premium for a small percentage of outstanding shares. Even if Mr. Fant completes his tender offer, over 70% of the Company's shares will be owned by shareholders other than Mr. Fant. Until December 1997, Mr. Fant apparently owned no stock of the Company. As reported, he simply sifted through possible investments and found HEI--a company with excellent basic characteristics and a large cash reserve, but with a relatively low stock price at that time. He is not a long-time shareholder of HEI complaining about performance. He is an opportunist benefiting from buying at a low price. If Mr. Fant wants to control the Company, the Board believes he should pay a control premium for all of the shares of the Company, rather than for just a small percentage. The future of your investment will be dependent on Mr. Fant and his hand-picked slate of nominees if your current Board is removed. Your Board believes that the Fant Group's nominees lack the experience necessary to direct the management of the Company's business and the independence necessary to protect the interests of all of the Company's shareholders. Your Board also believes that you should not give Mr. Fant control of the Company without receiving an appropriate premium for all of your shares.

    No matter how many or how few shares you own, your Board urges you to promptly sign, date and mail (or fax both sides of) the enclosed WHITE proxy card.

                         DIRECTOR REPLACEMENT PROPOSAL

    YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE FANT GROUP'S PROPOSAL TO REMOVE ALL OF THE MEMBERS OF THE BOARD, OTHER THAN EUGENE W. COURTNEY, AND TO REPLACE THEM WITH THE FANT GROUP'S NOMINEES. MR. COURTNEY HAS ADVISED THE BOARD THAT IF THE OTHER DIRECTORS ARE REMOVED AT THE SPECIAL MEETING AND NOT RE-ELECTED, HE WILL RESIGN FROM THE BOARD OF DIRECTORS.

    The Fant Group's proposal to remove all of the members of the Board, other than Mr. Courtney, and to replace them with Mr. Fant's hand-picked nominees should not be approved for the following reasons:

    1.  PROVEN TRACK RECORD.


    All of the directors that Mr. Fant proposes to remove are independent directors duly elected by the shareholders--most recently at the Company's January 1998 Annual Meeting. These independent directors have provided strategic direction for the Company and overseen the performance of the current senior management of the Company. As the charts below indicate, the current management team has transformed HEI from an unprofitable operation in desperate financial straits in 1990 to a vibrant, profitable, focused business with greatly enhanced capabilities and financial strength. To take just two examples, over that period shareholders' equity has grown from $1 million to $17 million and the Company's mainstream business, custom microelectronics, has grown from about $3.7 million (of the $8.5 million total) in fiscal 1990 to $30 million in fiscal 1997.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                HEI REVENUE
FY 1990-1997
                                                  TOTAL REVENUE
                                                       Millions
1990                                                       $8.5
1991                                                       $9.0
1992                                                      $14.1
1993                                                      $18.9
1994                                                      $17.3
1995                                                      $23.4
1996                                                      $20.7
1997                                                      $31.0
FISCAL YEAR 1990-1997
Revenues have grown from $8.5 million in
1990
to $31.0 million in 1997, a 20% compound
annual growth rate.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        HEI CASH AND INVESTMENTS
FY 1990-1997
                                                 CASH/INVESTMENTS
                                                         Millions
1990                                                         $0.0
1991                                                         $0.2
1992                                                         $0.9
1993                                                         $2.0
1994                                                         $2.3
1995                                                         $5.3
1996                                                         $6.7
1997                                                        $12.6
FISCAL YEAR 1990-1997
Cash and Investments were just a few
thousand dollars during 1990 and 1991
but by 1997 had grown to nearly $13
million.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         HEI PROFIT BEFORE TAX
FY 1990-1997
                                               NPBT         % RETURN
                                           Millions       ON REVENUE
1990                                         ($0.8)           (9.7%)
1991                                           $0.1             0.6%
1992                                           $2.0            14.2%
1993                                           $4.0            21.2%
1994                                           $2.1            12.2%
1995                                           $3.3            13.9%
1996                                           $2.8            13.7%
1997                                           $4.0            12.9%
FISCAL YEAR 1990-1997
From a loss of nearly $1 million in
1990,
profits have been solid since 1992 and
have
consistently exceeded 12.0% to 13.0% of
revenues through 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        HEI SHAREHOLDER EQUITY
FY 1990-1997
                                            EQUITY       BOOK VALUE
                                          Millions        PER SHARE
1990                                          $1.1            $0.77
1991                                          $1.6            $0.56
1992                                          $3.6            $1.14
1993                                          $6.8            $1.86
1994                                          $8.7            $2.35
1995                                         $11.0            $2.90
1996                                         $13.8            $3.43
1997                                         $17.0            $4.14
FISCAL YEAR 1990-1997
In 1990, shareholder equity was only
$1.1M with retained earnings at a
negative
$3.1M. By 1997, shareholder equity
increased to $17.0 M with retained
earnings at a positive $9.3 M.
The book value per share increased
from $.77 in 1990 to $4.14 in 1997.

    For the six months ended March 28, 1998, the corresponding amounts were as follows: total revenue, $8.7 million; profit before tax, $100,000; percentage return on revenue, 1.1%; cash and investments, $13 million; shareholder equity, $17 million; and book value per share, $4.17.


    During the period from fiscal 1990 through fiscal 1997, the Company also invested $10 million on capital improvements in plant and equipment. This included upgrading the Company's existing facility, adding two class-10,000 clean rooms, more than doubling production capacity, and installing new precision, high-speed equipment.

    Since 1991, the Company has had only one unprofitable quarter, the first quarter of fiscal 1998, and cash flow has continued positive throughout this period. This loss was attributable to an earlier than expected end to the Company's contract with its then largest disk drive customer, who took its business in house and "offshore." Your Board has taken aggressive action to address this development, and in the second quarter of fiscal 1998 the Company returned to profitability, in part as a result of new, replacement business as well as implementing substantial reductions in manufacturing costs and expenses.

    As part of the Company's strategy to achieve financial recovery in the early 1990s, it decided to focus on its custom microelectronics business and to pursue opportunities in the disk drive industry, knowing that with the potential opportunities would come certain risks. The Company's first opportunity allowed it to demonstrate its capabilities for design and production to serve this dynamic market, including serving as supplier of the long-term, high volume needs of this customer.

    The Company subsequently provided similar design and production needs for two other major customers, realizing in each case substantial revenues and significant profits. These programs all ended when the customer either discontinued a product line or encountered other internal reasons for terminating HEI's involvement. None was terminated because HEI failed to meet the customer's expectations.


    As a result of these successful programs in the disk drive market, the Company has been able to build a financial base that enables it to seek new opportunities in other markets, including the medical instrumentation and telecommunications markets, for its custom microelectronics business. These successful programs also gave HEI the opportunity to greatly enhance, expand and demonstrate its technical capabilities for design and production of microelectronic products.



    Part of the natural business cycle of a custom manufacturing business is the routine termination of contracts, large and small. Your Board has demonstrated its ability to manage these setbacks and to cause the Company to rebound relatively quickly. Already, HEI increased revenues from non-disk drive applications 25% in the first six months of fiscal 1998 as compared to the first six months of fiscal 1997 and 42% as compared to the last six months of fiscal 1997. Revenues from non-disk drive applications during the first six months of fiscal 1997, the last six months of fiscal 1997, and the first six months of fiscal 1998 were $6,842,000, $6,043,000 and $8,586,000, respectively. The
Company anticipates that growth in revenues from non-disk drive applications will continue in the near future. Further, the applications areas chosen for new business development, primarily medical electronics (including hearing instrumentation) and telecommunications, are viewed by your Board as strategic target markets for future growth and increased stability.


    Your Board believes that the Company is in a position to capitalize on the strong financial and technology platform put in place over the past eight years. It also believes that inexperienced leadership in the highly competitive and technical arena in which the Company operates could easily squander this opportunity. As part of its strategic-planning process, in September 1997 your Board retained an executive search firm to identify a top-level executive to enhance the Company's already solid management team. As a result of that search, your Board hired Donald R. Reynolds, appointing him President in April 1998, with initial responsibilities for guiding HEI's new business development and strategic-planning efforts. Mr. Reynolds was your Board's first choice, and your Board is delighted that it was able to obtain Mr. Reynolds' services, notwithstanding the substantial uncertainties created by the Fant Group's activities. Mr. Reynolds joins the Company after a 17-year career with Rosemount Aerospace Inc. where he held ever-increasing responsibilities for matters such as marketing and sales, key account management, strategic business development, engineering and finance.


    The Company has in place a strong management team and a strong financial and technology platform. Even the Fant Group apparently believes "the Company has plenty of talented, highly skilled people." Your Board is acutely aware of the importance of these key employees, particularly in the current labor market, and is very concerned about the Company's ability to attract and retain key employees if the Fant Group obtains control.


    BASED UPON PAST PERFORMANCE, YOUR BOARD AND THE COMPANY'S MANAGEMENT BELIEVE THAT THEY HAVE EARNED YOUR SUPPORT.


    2.  THE FANT GROUP'S LACK OF EXPERIENCE IN HEI'S BUSINESS.

    Your Board has no meaningful information about the Fant Group's nominees other than the information provided to you. Summary information provided by Mr. Fant about his nominees is included as Exhibit B. None of the nominees has recent experience in designing or manufacturing microelectronic devices or any other high-technology products. None of the nominees resides in Minnesota, the Company's principal place of business. The Company's business does not operate by remote control. Your Board is very concerned about how these nominees, without experience in the industry, can effectively manage or direct the management of the business and affairs of the Company by long distance.

    Buying, operating and selling television and radio businesses is not the Company's business. Your Board does not believe that the Fant Group has the hands on, high-tech experience necessary to direct the management of the Company's business and affairs.

    By contrast, the directors that the Fant Group wants you to remove not only have extensive experience and knowledge of the Company's business but extensive experience and knowledge in other high technology industries.

    William R. Franta, the longest serving board member, currently serves as a technology and business development manager for Centron-DPL, a VAR/Integrator for networking infrastructure, on matters related to markets and product development. From 1987 through 1996, he served as a senior vice president and in other positions with Network Systems Corporation (which was acquired by Storage Technology Corporation in 1995), primarily in charge of advanced development, product development, and product marketing. Prior thereto he served as treasurer and vice president of corporate development for ADC Telecommunications, Inc., a designer, manufacturer, and marketer of carrier infrastructure equipment. From 1982 to 1985, Dr. Franta was employed by First Midwest Ventures, Inc., a venture capital firm, as vice president and then president. Dr. Franta has a Ph.D. in Computer Science from the University of Minnesota Institute of Technology. He also serves as a director of Waters Instruments, Inc.

    Eugene W. Courtney, who has served as the Company's Chief Executive Officer since 1990 and as a director since 1989, spent eight years at National Computer Systems as a vice president and group vice president with responsibility for operations in the educational and international markets. Before joining National Computer Systems, Mr. Courtney served as corporate development vice president of San Diego-based Topaz, Inc., where his responsibilities included successfully creating and implementing a new market entry business plan. Earlier in his career, Mr. Courtney was president and CEO of San Diego-based Digital Scientific Corporation, leading the company into the main frame emulation market as the first commercial plug-compatible CPU manufacturer. Mr. Courtney also serves on the board of Datakey, Inc.


    Robert L. Brueck, who joined the Board in 1995, has focused since 1981 on venture capital investing and business consulting with early stage technology companies. He currently serves as a director for The DII Group and ArborText, Inc. (a privately held company) and has formerly served as a director for Storage Technology Corporation, MAI, Inc., and CompuPsych, Inc. (private) and was a founder (in 1965) and former president of MRI Systems Corporation, a pioneering firm in data base management software, prior to its acquisition by Intel Corporation in 1979.


    Frederick M. Zimmerman, who joined the Board in 1995, founded and was the first director of the graduate program in Manufacturing and Manufacturing Systems Engineering at the University of St. Thomas in 1985. This program was one of the first of its kind and has served as a model for other graduate programs. Dr. Zimmerman currently serves as a professor in that department. Prior to his return to academia, Dr. Zimmerman had spent 25 years in industry as an engineer, a manager, and executive officer with IBM (1955-1963), Control Data Corporation (1963-1966, 1970-1974), National Computer Systems (1974-1981), and other manufacturing companies. He served as president and CEO of Computool/ CAMAX, a pioneer in CAD/CAM. During his career he has served on twelve corporate boards, of both public and private companies, including Winnebago Industries, Minnesota Wire and Cable Co., Numerex Corporation, Valley Computer Corporation and Camax Systems, Inc. Dr. Zimmerman has a Ph.D. in Strategic Management and Organizational Studies from the University of Minnesota Carlson School of Management.

    YOUR BOARD DOES NOT BELIEVE THAT THE FANT GROUP HAS THE HANDS-ON, HIGH-TECH EXPERIENCE NECESSARY TO DIRECT THE MANAGEMENT OF THE COMPANY'S BUSINESS AND AFFAIRS.

    3.  LACK OF INDEPENDENCE FROM MR. FANT.

    Mr. Fant and Mr. Tondera are business associates and Mr. Finch is an investment banker from Birmingham, Alabama, Mr. Fant's hometown. Your Board does not know how Mr. Fant became acquainted with Mr. Ortlieb or why he picked Mr. Ortlieb as one of his nominees. All of the nominees are hand-picked by Mr. Fant. Your Board of Directors was elected by you and is subject to re-election at each annual meeting.


    Each of the directors that the Fant Group wants to remove is an independent director with no business or family relationships with other board members or management of the Company, other than as directors of HEI. Mr. Fant has attempted to paint this Board as an entrenched Board. Your Board is not entrenched. If your Board were comfortable that Mr. Fant and his nominees could run the Company well, they would welcome his involvement. The Board has repeatedly invited Mr. Fant to share his plans and proposals with the Board and he has declined to do so with any more specificity than the information provided to shareholders. If Mr. Fant has plans and proposals that are in the best interests of all of the shareholders, the Board does not understand why he refuses to work with the Board to implement these proposals. The Board has indicated to Mr. Fant that it would consider plans and proposals that would benefit the shareholders and it does not understand why personal control of the Company is an essential element of Mr. Fant's plans for the Company, particularly where he apparently is only willing to buy an additional 11.5% of the outstanding shares.


    YOUR BOARD DOES NOT BELIEVE THE FANT GROUP HAS THE INDEPENDENCE NECESSARY TO ENSURE THAT THE INTERESTS OF ALL SHAREHOLDERS WILL BE CONSIDERED.

    4.  ABSENCE OF MEANINGFUL INFORMATION.

    While Mr. Fant has consistently demanded that he be given control of your Board, he has not provided you or the Board with meaningful information about his qualifications, plans and proposals. The only information that the Board has received from Mr. Fant is in his tender offer materials and proxy statement. He has provided only limited information with respect to his nominees. With respect to his own qualifications, we know that he has been active in the television and radio business and that, according to him, he has been successful in selling these stations at a profit. He has not, however, provided any information that would allow shareholders to accurately assess whether his stated success in the radio and television business is due to his unique skills or to industry trends. Nor has he offered any information about how other unrelated shareholders or employees may have fared. With respect to his other business activities, we know nothing other than that he asserts that he owns a number of businesses in diverse industries.

    As to his plans and proposals, in addition to gaining control, they seem limited to exploring ways to employ the Company's assets more productively, to increase the utilization and operating efficiency of the Company's Victoria facility and to seek to stabilize cash flow. These are objectives that your Board has pursued and continues to pursue. While "thinking globally," "tapping the true potential of the Company," "paradigm shifts," "partnerships," "strategic acquisitions," "strategic alliances," "synergistic benefits," and "increasing visibility" are nice buzz words, very little information is given about how the Fant Group will accomplish these goals. Moreover, Mr. Fant is careful to point out that "[n]o assurance can be given that the Fant Nominees will be able to implement any of the foregoing plans or produce favorable financial results" and that "to date, no specific transactions have been identified or defined."

    On the basis of the information that Mr. Fant provided, your Board was unable to conclude that it was in the best interests of the Company's shareholders for the Board to hand Mr. Fant control of the Company, despite the efforts by Mr. Fant to pressure the Board to do so without a shareholder vote. As the Board explained to Mr. Fant, the Board believes that a change in control of the Board is appropriately a decision for the Company's shareholders, not the Board. Moreover, the shareholders should not be rushed to make a hasty decision concerning the future of the Company without being able to fully analyze the relevant information concerning the Fant Group and your Board.

    YOUR BOARD BELIEVES THAT, DESPITE THE TIME THAT HAS ELAPSED SINCE MR. FANT'S INITIAL EFFORTS TO PERSUADE THE DIRECTORS TO CHANGE CONTROL OF THE BOARD, MR. FANT HAS NOT PROVIDED YOU OR YOUR BOARD WITH INFORMATION THAT SHOULD LEAD YOU OR YOUR BOARD TO CONCLUDE THAT IT IS IN YOUR BEST INTERESTS TO HAND OVER CONTROL OF THE COMPANY TO THE INEXPERIENCED FANT GROUP NOMINEES.

    5.  MR. FANT'S TACTICS.


    Mr. Fant wants to control your Company without paying you the control premium that you would be entitled to for all your shares if the Company were acquired. Mr. Fant could have offered to purchase all of your shares. He chose not to. If Mr. Fant completes his tender offer in accordance with its terms and conditions, Mr. Fant will have acquired control of your Company while owning less than 30% of the Company's outstanding stock at an average acquisition price of only $6.81 per share. Moreover, Mr. Fant's offer is highly conditional. If you vote for the Fant Group's nominees and Mr. Fant does not complete his tender offer, he will have acquired control of your Company while owning only 18.1% of the Company's outstanding stock at an average acquisition price of only $6.05 per share. As a result, if you elect the Fant Group's nominees, Mr. Fant will have acquired control of your Company--a company with over $13 million in cash and other valuable assets--for a total purchase price of approximately either $4.4 million or $8.2 million, depending upon whether he completes his highly conditional tender offer. If Mr. Fant acquires control of your Company, he will substantially reduce the likelihood that shareholders will receive a control premium other than through a transaction supported by Mr. Fant.


    YOUR BOARD BELIEVES THAT YOUR INTERESTS ARE BEST SERVED BY AN INDEPENDENT BOARD THAT WILL ASSURE THAT YOUR INTERESTS ARE PROTECTED, NOT BY A BOARD COMPRISED OF HAND-PICKED NOMINEES OF MR. FANT WHO DO NOT HAVE ANY RELEVANT INDUSTRY EXPERIENCE AND WHO ARE TRYING TO ACQUIRE CONTROL OF THE COMPANY WITHOUT PAYING YOU A CONTROL PREMIUM FOR ALL OF YOUR SHARES.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE FANT GROUP'S PROPOSAL TO REMOVE YOUR CURRENT INDEPENDENT DIRECTORS, REPLACING THEM WITH HAND-PICKED NOMINEES OF THE FANT GROUP, AND URGES YOU TO VOTE FOR YOUR CURRENT DIRECTORS AND AGAINST THE FANT PROPOSAL.

    If the independent directors are removed, the Board of Directors has nominated the three independent directors currently serving on the Board for re-election to the Board and recommends that you vote to fix the number of directors at four and for the election of the Board's nominees by signing and returning the WHITE proxy card.

    If at the time of the Meeting any of the nominees should be unable to or should decline to serve, the persons named in the WHITE proxy card will vote for such persons as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

                           BYLAWS AMENDMENT PROPOSAL

    The Fant Group proposes that the shareholders amend the Company's Bylaws to eliminate the protections afforded by Section 302A.671 of the Minnesota Business Corporation Act (the "Control Share Acquisition Statute"). YOUR BOARD BELIEVES THAT THE COMPANY'S DISINTERESTED SHAREHOLDERS SHOULD BE ALLOWED TO EXERCISE THEIR RIGHTS UNDER MINNESOTA LAW.


    The Control Share Acquisition Statute was adopted in Minnesota to protect shareholders from the abuses that can arise from acquisitions of control without the consent of disinterested shareholders. An acquisition of control without acquiring all or even a majority of the Company's shares and without a disinterested shareholder vote is precisely the type of transaction that the Fant Group is trying to effect. BECAUSE A STATUTORY MERGER BETWEEN THE COMPANY AND AN ACQUIRING CORPORATION OR ANY SUBSIDIARY OF AN ACQUIRING CORPORATION IS EXEMPTED FROM THE DEFINITION OF A "CONTROL SHARE ACQUISITION" UNDER THE MINNESOTA BUSINESS CORPORATION ACT, THE CONTROL SHARE ACQUISITION STATUTE DOES NOT APPLY IF THE COMPANY IS ACQUIRED IN SUCH A MERGER TRANSACTION. NOR DOES IT APPLY TO A CASH TENDER OFFER FOR ALL SHARES THAT IS PRE-APPROVED BY A COMMITTEE OF DISINTERESTED DIRECTORS IF A MAJORITY OF THE VOTING STOCK WOULD BE BENEFICIALLY OWNED BY THE OFFEROR AFTER SUCCESSFUL COMPLETION OF THE TENDER OFFER. However, the Minnesota legislature was concerned about partial tender offers and open market purchase transactions that do not allow all shareholders to sell all of their shares at control premiums. That is just the type of transaction the Fant Group is proposing. The Minnesota legislature did not attempt to prohibit such partial tender offers or substantial open market purchases. It instead provided that a person or group could not vote more than 20% of the voting power of the outstanding shares, whether acquired in a partial tender offer, open market purchase transaction, or otherwise, unless full voting rights were approved by a majority of the voting power of both (i) the outstanding shares of the corporation and (ii) the outstanding shares of the corporation that were not interested shares.


    If the Fant Group had provided the information and undertaking referred to below in "Description of the Control Share Acquisition Statute," the Board of Directors would have held a special shareholder meeting within 55 days, as required by the Control Share Acquisition Statute. At that meeting, the holders of disinterested shares, in addition to the holders of all shares, would have decided whether to grant full voting rights to the Fant Group. Neither shares held by the Fant Group nor those held by the officers of the Company would have been included as disinterested shares for this purpose.

    The Fant Group obviously did not want to leave this decision to the holders of the disinterested shares. The Fant Group intends to try to control the vote by voting its own interested shares in favor of the bylaw provision to eliminate application of the Control Share Acquisition Statute, thereby sidestepping the disinterested shareholder vote required by the Minnesota legislature.

    YOUR BOARD OF DIRECTORS WANTS YOU AS DISINTERESTED SHAREHOLDERS TO MAKE THE DECISION CONCERNING WHETHER THE FANT GROUP, OR ANY PERSON ACQUIRING A SUBSTANTIAL NUMBER OF SHARES, SHOULD HAVE FULL VOTING RIGHTS. This was the intent of the Minnesota legislature. The Board strongly encourages you not to surrender the rights that the Minnesota legislature has given to disinterested shareholders.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE FANT GROUP'S PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO RENDER THE CONTROL SHARE ACQUISITION STATUTE INAPPLICABLE AND DEPRIVE THE HOLDERS OF DISINTERESTED SHARES OF THE RIGHT

TO VOTE SEPARATELY ON WHETHER TO GRANT FULL VOTING RIGHTS TO 20% OR GREATER SHAREHOLDERS. YOUR BOARD URGES YOU TO VOTE AGAINST THE PROPOSAL.

                        BACKGROUND REGARDING FANT OFFER

    Your Board of Directors first became aware of the Fant Group's accumulation of shares of the Company's Common Stock when the Fant Group filed a Schedule 13D on February 17, 1998. By the time of that filing, the Fant Group had already quietly accumulated 14.6% of the Company's outstanding Common Stock. In its filing, the Fant Group indicated its intent to gain control of the Company. The Board and the Company's legal advisers met on February 19 and March 2 to consider the implications of the Fant Group's stock accumulation and stated intentions.

    Following the March 2 Board meeting, at the request of the Fant Group's representative, three members of the Board, Eugene W. Courtney, the Company's Chief Executive Officer, and outside directors Robert L. Brueck and William R. Franta, along with the Company's legal advisers, met with Mr. Fant, a representative of Mr. Fant's financial adviser, R.J. Steichen & Co. ("Steichen"), Mr. Fant's counsel, and other advisers. Mr. Fant proposed that the Company's Board act to increase its size to seven without shareholder action, that one of the current directors resign and that the Board appoint Mr. Fant and three other nominees of the Fant Group to the Board. Mr. Fant did not provide any meaningful information about himself, his proposals for the Company or the identity of his proposed nominees, but indicated that he would provide further information at a later date upon the Company's written request. Board members indicated that they were willing to consider any proposals that might be in the best interests of all of the Company's shareholders and that they would appreciate, and would make a written request for, further information from the Fant Group.

    On March 4, without prior notice to the Company and before receiving the Company's written request for further information, the Fant Group issued a press release announcing that it would commence a tender offer to acquire up to 467,886 shares of Company Common Stock (or such greater number that will equal 11.5% of the outstanding shares of Common Stock as of the date that the shares are accepted for payment) at a price of $8.00 per share, subject to a number of conditions (the "Offer").

    In response to the Company's written request on March 5 for further information concerning the Offer and Mr. Fant's and his associates' backgrounds and ideas for the Company, Mr. Fant responded in writing that day stating that further information about the Offer would be provided no later than Tuesday, March 10 and that "[w]e will also furnish additional information about ourselves and our plans in a timely manner in accordance with applicable laws." The Company received a copy of the Fant Group's Tender Offer Statement on Schedule 14D-1 on March 10, which did not contain any additional information about Mr. Fant's slate of nominees or his plans for the Company, other than his intention to increase the equity interest of the Fant Group in the Company and to gain control over the Company's management, operations and assets. The Fant Group commenced the Offer on the same day.

    At special meetings held on March 13 and March 18, the Board met with the Company's legal advisers, Moss & Barnett, A Professional Association, and Faegre & Benson LLP, to review the terms and conditions of the Offer. Piper Jaffray Inc., an investment banking firm, also attended the March 13 meeting.

    On March 16, 1998, Mr. Fant suggested a meeting at a mutually agreeable time to discuss a change of control of the Company, and Mr. Courtney responded on March 20, 1998 that, prior to any further discussions, the Board would require information in writing regarding Mr. Fant's plans and ideas for the Company.

    On March 20, the Board filed a Solicitation/Recommendation Statement on
Schedule 14D-9 in response to the Fant Offer. Based on the Board's review of the Offer and its discussions with its legal advisers, the Board determined that the Offer was not in the best interests of the Company or its shareholders and recommended that shareholders not tender their shares to the Fant Group.

    On March 27, the Fant Group filed suit against the Company and its directors in the federal district court for the Northern District of Alabama, making a variety of allegations under federal and state law. The Company filed suit against the Fant Group in the federal district court for the District of Minnesota on April 20, alleging violations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including illegal proxy solicitation. See "Legal Proceedings" for a discussion of these actions.

    On April 6, Mr. Courtney wrote to Mr. Fant, expressing his concern over the expenses that the Company and its shareholders were being forced to incur because of the Fant Group's actions, including initiating litigation in a far-off forum. Nevertheless, Mr. Courtney stated that the Board was willing to consider granting the Fant Group Board representation commensurate with its share ownership, so long as the Board was given sufficient information to make an informed decision as to whether such an action would benefit the Company's shareholders as a whole. Mr. Fant responded the next day with a proposal even more over-reaching than before: to increase the size of the Board to seven directors, five of whom would be named by the Fant Group, and to designate himself and his associate as senior executives of the Company. He again provided no information regarding his proposed nominees.

    During this time, through numerous letters, press releases and newspaper advertisements, the Fant Group continued its attempt to pressure the Board into turning over control of the Company to it, but strangely did not demand a special meeting of the Company's shareholders, at which the shareholders, not the Board, could determine whether a group lacking relevant experience or any pretense of independence should run the Company. Further, without making a demand for a shareholders' meeting, the Fant Group filed preliminary proxy materials with the Securities and Exchange Commission (the "SEC") on March 30 and filed definitive proxy materials with the SEC on April 24, seeking to amass shareholder proxies for a hypothetical meeting, based on only one side of the issues. And again, these proxy materials evidence the Fant Group's method of operating: a quest to seize control while disclosing as little relevant information about itself and its plans as possible. The Fant Group finally faxed a copy of a demand for a special meeting of shareholders on the evening of May 6, which was received by an officer of the Company on May 7.

    IN ACCORDANCE WITH MINNESOTA LAW, THE COMPANY HAS CALLED A SPECIAL MEETING TO CONSIDER THE FANT GROUP'S PROPOSALS BUT URGES YOU TO SUPPORT YOUR CURRENT BOARD AND VOTE AGAINST THE FANT GROUP'S PROPOSALS.

                          PROXY AND VOTING INFORMATION

    The person giving the enclosed proxy has the power to revoke it at any time before the Special Meeting is convened. Revocation must be in writing, signed in exactly the same manner as the proxy, and dated. Revocations of proxies will be honored if received at the offices of the Company, addressed to an officer of the Company, before the vote on the items of business at the meeting. In addition, on the day of the Special Meeting, but before the vote on the items of business at the meeting, revocations may be delivered to an officer of the Company at the Special Meeting. Revocation may also be effected by delivery of an executed, later dated proxy before the vote on the items of business at the meeting. Unless revoked, all properly executed proxies received in time will be voted at the Special Meeting.

    Proxies not revoked will be voted in accordance with the choices specified by shareholders on the proxy. Proxies that are signed but that lack any such specification will, subject to the following, be voted AGAINST the proposals of the Fant Group and, if the Fant Group's proposal for removal of directors is adopted, FOR the re-election of your current independent directors and to fix the number of directors at four. If a shareholder abstains from voting as to any matter, then the shares held by the shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to the matter, but shall not be deemed to have been voted in favor of the matter.

Abstentions, therefore, as to any proposal will have the same effect as votes against the proposal. If a broker turns in a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by the non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum only if a voting instruction has been given to the broker with respect to at least one of the matters to be voted upon and shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of any matter with respect to which the broker did not receive a voting instruction.

    Each shareholder of record is entitled to one vote for each share registered in his or her name except that, as described in more detail in "Description of Control Share Acquisition Statute," a shareholder (or group of shareholders acting pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise for the purposes of acquiring, owning or voting shares) that beneficially owns 20% or more of the outstanding shares of the Company will not be entitled to vote more than 20% of the total voting power of the outstanding Common Stock of the Company because of the Control Share Acquisition Statute unless and until the Company's Bylaws are amended to opt out of the Control Share Acquisition Statute or such shareholder or group receives the shareholder vote required under the Control Share Acquisition Statute. In the Company's litigation described in "Legal Proceedings," the Company has sought a judgment ordering the Fant Group to disclose that it is acting in concert as a "group" with Steichen for federal securities law purposes, and your Board similarly believes they have acted as a "group" for purposes of the Control Share Acquisition Statute, and that that group beneficially owns more than 20% of the Company's outstanding common stock. Cumulative voting is not permitted.


    With respect to the proposal to remove directors, the Minnesota Business Corporation Act generally permits removal by the affirmative vote of the holders of the proportion or number of the voting power of the shares sufficient to elect them, but provides that the removal provisions in the statute may be modified by the articles of incorporation or the bylaws of the corporation. The Bylaws of the Company permit removal of directors only by a majority of the voting power of all of the shares of Common Stock of the Company entitled to vote at the shareholders' meeting. Therefore, under the Company's Bylaws, both abstentions and broker non-votes will have the same effect as votes against the proposal to remove directors, and the new directors proposed by the Fant Group will not be elected unless existing directors are removed. If the directors are removed, the vote necessary to elect the Fant Group nominees is a majority of the shares present or represented by proxy at the Special Meeting. For this purpose, broker "non-vote" proxies will not be deemed to be present or represented by proxy. With respect to the proposal to amend the Company's Bylaws to opt out of the Control Share Acquisition Statute, the proposal will be adopted if approved by the vote of a majority of shares present or represented by proxy. For this purpose, abstentions will have the same effect as votes against the amendment, but broker "non-vote" proxies with respect to this proposal will not be deemed to be present or represented by proxy with respect to the proposal, and, accordingly, the total number of shares present or represented by proxy will not include broker non-votes, and the number of shares required for a majority vote will be determined without regard to broker non-votes.


    SHAREHOLDERS WHO TENDER THEIR SHARES PURSUANT TO THE FANT GROUP'S OFFER MAY NEVERTHELESS VOTE THOSE SHARES AT THE SPECIAL MEETING, IN ANY MANNER THE TENDERING SHAREHOLDER DESIRES TO VOTE, INCLUDING AGAINST THE FANT GROUP'S PROPOSALS, WHETHER THE SHARES ARE TENDERED BEFORE, ON, OR AFTER THE RECORD DATE, PROVIDED THAT SUCH SHARES SHALL HAVE NOT PREVIOUSLY BEEN PURCHASED BY THE FANT GROUP.

                       SHARES AND PRINCIPAL SHAREHOLDERS

    Only shareholders of record at the close of business on             , 1998
are entitled to notice of and to vote at the Special Meeting or at any adjournment thereof. As of that date, there were 4,095,195 outstanding shares of Common Stock of HEI, the only class of securities entitled to vote at the meeting.

    The following table shows as of May 18, 1998 (as of March 10, 1998 with regard to the Fant Group) information regarding the share ownership of each person or group known to HEI to own beneficially more than 5% of the outstanding Common Stock of HEI, each current director of the Company, each Named Executive Officer (as defined below), Donald R. Reynolds, the Company's recently hired President, and all directors and executive officers as a group. Except as otherwise indicated, the persons listed in the table have sole voting and investment powers with respect to the shares owned.

                                                                  SHARES BENEFICIALLY OWNED(1)
                                                                 ------------------------------
                                                                 NUMBER OF SHARES   PERCENTAGE
                                                                 -----------------  -----------
Anthony J. Fant
Fant Industries Inc.
2154 Highland Avenue
Birmingham, Alabama 35205......................................         734,900(2)         17.9

Eugene W. Courtney.............................................         160,547(3)          3.8

William R. Franta..............................................          45,211(4)          1.1

Robert L. Brueck...............................................          32,000(5)       *

Frederick M. Zimmerman.........................................          30,900(5)       *

Jerald H. Mortenson............................................          99,179(5)          2.4

Dale A. Nordquist..............................................          59,064(6)          1.4

Donald R. Reynolds.............................................               0             0

All directors and executive officers as a group (7 persons)....         426,901(7)          9.8

------------------------

*   Less than 1%.

(1) Represents outstanding shares beneficially owned both directly and indirectly as of May 18, 1998, including shares that may be acquired by exercise of options either currently exercisable or becoming exercisable within 60 days after May 18, 1998 ("currently exercisable options"). Percentage of class is shown to the nearest tenth of a percent.

(2) Based on an amendment to Schedule 13D filed by the Fant Group on March 10, 1998.

(3) Includes 75,000 shares purchasable pursuant to currently exercisable options. Also includes 46,974 shares held jointly with Mr. Courtney's spouse.

(4) Includes 40,000 shares purchasable pursuant to currently exercisable options.

(5) Includes 30,000 shares purchasable pursuant to currently exercisable options.

(6) Includes 44,500 shares purchasable pursuant to currently exercisable options.

(7) Includes 249,500 shares purchasable pursuant to currently exercisable options.

                           CURRENT BOARD OF DIRECTORS

    Following is information regarding the current directors of the Company, three of whom the Fant Group is seeking to remove. The Fant Group is not seeking to remove from the Board the Company's Chief Executive Officer, Eugene W. Courtney, although Mr. Courtney has advised the Board of Directors that he will resign from the Board if the other directors are removed at the Special Meeting and not re-elected. Unless otherwise indicated, each person has held the principal occupation indicated for more than the past five years.

NAME, PRINCIPAL OCCUPATION                                                                         AGE      DIRECTOR SINCE
---------------------------------------------------------------------------------------------      ---      ---------------
WILLIAM R. FRANTA ...........................................................................          56           1985
  Business Development Director, Centron-DPL (since August 1997), 6455 City West Parkway,
  Eden Prairie, Minnesota 55344; Independent Business Consultant (1996-1997); Senior Vice
  President, Network Systems Corporation (1987-1996); Director, Waters Instruments, Inc.

EUGENE W. COURTNEY ..........................................................................          62           1989
  Chief Executive Officer of the Company; Director, Datakey, Inc.

ROBERT L. BRUECK ............................................................................          62           1995
  Business Development Consultant, Business Development Associates, P.O. Box 623, Cascade,
  Idaho 83611; Director, The DII Group

FREDERICK M. ZIMMERMAN ......................................................................          62           1995
  Professor of Manufacturing Systems Engineering and International Management, University of
  St. Thomas, 2115 Summit Avenue, St. Paul, Minnesota 55105; Director, Winnebago Industries,
  Inc.

MEETINGS OF THE BOARD AND CERTAIN COMMITTEES

    During the fiscal year ended August 31, 1997, the Board held a total of six meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board plus the total number of meetings of all committees of the Board on which he served.

    The Audit Committee, which consists of the three outside directors, reviews the annual audit plan and results with the Company's independent accountants and also reviews the Company's financial statements and its accounting and reporting practices. The Audit Committee held two meetings during fiscal 1997 to review the Company's fiscal 1996 financial statements and the related audit and to consider the selection of independent accountants for fiscal 1997.

    The Nominating Committee, consisting of all directors, met once during fiscal 1997 to recommend nominees for the Board of Directors. The Committee will consider persons whom the Company's shareholders recommend that the Nominating Committee nominate as candidates for election as directors. Any shareholder wishing to make such a recommendation should submit it along with complete biographical data to the Company's Corporate Secretary at least 50 days in advance of the Company's annual meeting in accordance with the Company's Bylaws.

    The Compensation Committee, which consists of the three nonemployee directors, met informally several times during the 1997 fiscal year to discuss executive compensation.

DIRECTORS' FEES

    Each nonemployee director in fiscal 1997 received $750 per quarter ($1,000 for fiscal 1998) plus $700 ($1,000 for fiscal 1998) for each regular board meeting and $300 for each committee or special board meeting attended. Each committee chairman receives an annual fee of $300. For services during the fiscal year ended August 31, 1997, $29,400 in directors' fees was paid or accrued, in the aggregate, to the then four nonemployee directors (one nonemployee director did not stand for re-election at the Company's 1998 Annual Meeting of Shareholders and retired from the Board), plus expenses.

DIRECTORS' STOCK OPTIONS

    Under the Company's Stock Option Plan for Nonemployee Directors (the "1991 Plan"), an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value (as defined) on the date of grant is granted each year to all nonemployee directors then in office on the business day next following the annual shareholders' meeting or April 1, whichever is earlier. Awards under the 1991 Plan may be made to any director who is not a regular employee of the Company or any subsidiary or affiliate. The options become exercisable on the earlier of one year following the date of grant or the next annual shareholders meeting, so long as the director is still serving on such date, and terminate ten years following the date of grant. Upon the death or disability of an optionee prior to the end of one year following grant, the option will become immediately fully exercisable. Effective January 22, 1998, each of the Company's nonemployee directors was granted an option to purchase 10,000 shares at an exercise price of $4.925 per share. These options become exercisable on January 22, 1999, and are exercisable until January 22, 2008.

    During fiscal year 1997, two of the nonemployee directors exercised options to purchase a total of 20,000 shares, realizing aggregate net value of $135,125.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires that officers and directors of the Company and persons who own more than 10% of a registered class of the Company's equity securities file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it with respect to fiscal 1997 and written representations from certain reporting persons, the Company believes that all filing requirements have been complied with.

                 EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

    The following is a list of the Company's executive officers, their ages, positions, and offices as of May 18, 1998. The principal business address for each of the executive officers is P.O. Box 5000, 1495 Steiger Lake Lane, Victoria, Minnesota 55386.

    EUGENE W. COURTNEY. Mr. Courtney became Chief Executive Officer of the Company in June 1990 and also served as its President from that time until April 1998. He had served as Executive Vice President and Chief Operating Officer since August 1988 and has served as a director since 1989. From 1980 to 1988, Mr. Courtney served as Vice President and Group Vice President of National Computer Systems. He is 62 years old.

    DONALD R. REYNOLDS. Mr. Reynolds joined the Company in March 1998 as Executive Vice President and was appointed President in April 1998. Before joining the Company, he was employed for 17 years with Rosemount Aerospace Inc., most recently as Business Unit Director. He is 40 years old.

    JERALD H. MORTENSON. Mr. Mortenson joined the Company in March 1990 and currently serves as its Vice President of Finance and Administration, Chief Financial Officer, and Treasurer. Before joining the Company, he was employed for ten years with CTS Fabri-tek, first as Chief Financial Officer and the last five years as Group President. He is 63 years old.

    DALE A. NORDQUIST. Mr. Nordquist joined the Company in 1981 as Western Regional Manager. He has served as Vice President of Sales and Marketing since 1986. He is 43 years old.

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three complete fiscal years to the Company's chief executive officer and the other executive officers whose total annual compensation for fiscal 1997 (based on salary and bonus) exceeded $100,000 (the "Named Executive Officers").

                                                                                        LONG-TERM
                                                              ANNUAL COMPENSATION     COMPENSATION
                                                             ---------------------  -----------------    OTHER ANNUAL
NAME AND PRINCIPAL POSITION                     FISCAL YEAR    SALARY      BONUS    AWARDS/OPTIONS(1)   COMPENSATION(2)
----------------------------------------------  -----------  ----------  ---------  -----------------  -----------------
Eugene W. Courtney............................        1997   $  164,900  $  42,606         --              $   4,727
  Chief Executive Officer                             1996      157,734     41,012         --                  4,496
                                                      1995      150,091     40,785         90,000              3,648

Jerald H. Mortenson...........................        1997   $  116,422  $  20,052         --              $   3,778
  Chief Financial Officer                             1996      111,348     19,301         --                  3,369
                                                      1995      105,946     19,194         60,000              2,401

Dale A. Nordquist.............................        1997   $   96,546  $  30,128         --              $   3,778
  Vice President of Sales                             1996       92,334     21,522         --                  3,249
                                                      1995       87,866     30,608         52,500              2,762

------------------------

(1) The number indicated is the number of shares of Common Stock subject to options granted in fiscal 1995, which become exercisable in three equal annual increments commencing in January 1996 and will expire in January 2005.

(2) In each case, consists solely of Company matching contributions to 401(k) plan.

OPTIONS GRANTED DURING FISCAL 1997

    No options were granted to the Named Executive Officers during fiscal year 1997.

AGGREGATED OPTION EXERCISES DURING FISCAL YEAR 1997 AND FISCAL YEAR-END OPTION
  VALUES

    The following table provides information related to options exercised by the Named Executive Officers during fiscal year 1997 and the number and value of options held at fiscal year-end. The Company does not have any outstanding stock appreciation rights.

                                                                               NUMBER OF
                                                                              UNEXERCISED    VALUE OF UNEXERCISABLE
                                                                              OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                    SHARES                  FISCAL YEAR-END      FISCAL YEAR-END
                                                  ACQUIRED ON     VALUE      EXERCISABLE/         EXERCISABLE/
NAME                                               EXERCISE    REALIZED(1)   UNEXERCISABLE    UNEXERCISABLE ($)(2)
------------------------------------------------  -----------  -----------  ---------------  -----------------------
Eugene W. Courtney..............................      15,000    $ 101,813     45,000/30,000             0 / 0
Jerald H. Mortenson.............................      30,000    $ 145,250     10,000/20,000             0 / 0
Dale A. Nordquist...............................       8,000    $  51,180     27,000/17,500             0 / 0

------------------------

(1) Value realized is calculated as the difference between the fair market value of the Common Stock on the date of exercise of the option and the option exercise price multiplied by the number of shares acquired.

(2) Value is calculated as the amount by which the closing price of the Common Stock on August 29, 1997 ($4.625) exceeds the option exercise price ($4.7125), multiplied by the number of shares subject to the option.

CHANGE IN CONTROL AGREEMENTS

    The Company has entered into agreements regarding employment/compensation upon change in control (the "Agreements") with each of the Named Executive Officers and Mr. Reynolds. The Agreements are operative only upon the occurrence of certain changes in control of the Company. Absent a change in control, the Agreements do not require the Company to retain the executive officers or to pay them any specified level of compensation or benefits. Election of the Fant Group's nominees constitutes a change in control. Each Agreement provides that if, within 24 months following a change in control, the executive officer's employment is terminated by the Company other than for cause, on account of the death, disability, or retirement of the executive, or voluntarily by the executive (other than voluntary terminations following events that constitute "good reason" (as defined in the Agreements, including compensation reductions, demotions, relocations)), the executive is entitled to receive a lump sum severance payment. The amount of the lump sum severance payment is equal to two times the executive's "annualized includable compensation for the base period" as defined in Section 280G(d) of the Code. The Agreements also allow the executive to continue his participation in certain insurance and other benefit plans of the Company for a period of two years following the date of his termination. If a change in control of the Company had occurred and resulted in the termination of a Named Executive Officer, giving rise to payments under these Agreements as of August 31, 1997, the approximate amounts payable to the Named Executive Officers would be as follows: Mr. Courtney, $383,090, Mr. Mortenson, $254,164, and Mr. Nordquist, $234,760. If a change in control of the Company had occurred and resulted in the termination of Mr. Reynolds, based on his 1998 compensation, the approximate amount payable to Mr. Reynolds would be $258,000.

                DESCRIPTION OF CONTROL SHARE ACQUISITION STATUTE

    The Control Share Acquisition Statute generally provides that a shareholder (or group of shareholders acting pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise for the purposes of acquiring, owning or voting the shares) beneficially owning stock constituting 20% or more of the voting power of the outstanding stock of any publicly held Minnesota corporation, such as the Company, with 50 or more shareholders (the "Issuing Public Corporation") cannot vote more than 20% of the total voting power of the outstanding stock of that corporation unless voting power with respect to the shares in excess of 20% is approved by holders of (i) a majority of all shares of the corporation entitled to vote and (ii) a majority of all shares, excluding "interested shares," entitled to vote. Similar limitations on voting rights are imposed at the 33 1/3% and 50% stock ownership thresholds such that even if the shareholders by majority vote and majority vote of holders of shares, other than interested shares, approved of an acquiring shareholder's voting of shares in the 20% to 33 1/3% range, a subsequent vote would be necessary if the shareholder acquired or proposed to acquire additional shares that would increase its beneficial ownership to 33 1/3% or more in order to vote more than 33 1/3% of the outstanding voting power of the stock. The same procedure would be required at the 50% level. For purposes of the Control Share Acquisition Statute, interested shares are those beneficially owned by the acquiring shareholder (in this case the Fant Group and anyone acting as a group with the Fant Group for purposes of acquiring, owning or voting the Company's Common Stock, which your Board believes includes Steichen), any officer of the Issuing Public Corporation, and any employee of the corporation who is also a director of the corporation.

    The Control Share Acquisition Statute applies to each Issuing Public Corporation unless otherwise provided in articles of incorporation or bylaws approved by the shareholders of the Issuing Public Corporation. Neither the Company's articles of incorporation nor bylaws currently contains such a provision, but the Fant Group is seeking to add such a provision. While there is an exception from the shareholder-voting requirement for cash tender offers for all shares of voting stock of the corporation that are pre-approved by a committee of disinterested directors and that would result in the acquiring shareholder becoming the owner of more than 50% of the voting stock of the Issuing Public Corporation, that exception would not apply to the Fant Group's Offer, which is for only 11.5% of the Common Stock of the Company and would result in the Fant Group's beneficial ownership of less than 30% of the shares (exclusive of the shares beneficially owned by Steichen). If any acquiring shareholder, such as the Fant Group, wants the Company to call a special meeting of shareholders to vote on granting full voting rights under the Control Share Acquisition Statute for shares beneficially owned or to be owned by the acquiring shareholder, the acquiring shareholder must deliver an information statement (the "Information Statement") to the Company, together with copies of definitive financing agreements with responsible financial institutions, or other entities having the necessary financial capacity, for any financing of the stock acquisition not to be provided by funds of the acquiring shareholder and a written undertaking to reimburse the Company's expenses for the special meeting, other than those expenses incurred in opposing the approval of voting rights for the shares. The Information Statement must include information regarding the identity and background of the acquiring shareholder, plans and proposals of the acquiring shareholder concerning the corporation and certain other specified information. If such information and undertaking is provided, the Issuing Public Corporation, within ten days after receipt of the Information Statement, must call a special meeting of its shareholders to be held on a date no later than 55 days (unless the acquiring shareholder agrees to a later date) after receipt of the Information Statement and the written undertaking to pay meeting expenses. If the Information Statement and any required financing agreements are provided but a special meeting is not requested, the issue whether to approve voting rights must be submitted by the Issuing Public Corporation at the next shareholders meeting of which notice has not previously been sent and which occurs at least 55 days after the receipt of the Information Statement and definitive financing agreement.

    If any acquiring shareholder, such as the Fant Group, does not provide an Information Statement within ten days after crossing the 20% stock ownership threshold, or if the Issuing Public Corporation's shareholders vote not to approve full voting rights for the acquiring shareholder, the Issuing Public Corporation, unless otherwise provided in its articles of incorporation or bylaws approved by its shareholders, can redeem the shares of the acquiring shareholder in excess of the 20% threshold at a price equal to their average closing sale price during the 30 trading days before the date of the call for redemption. Any call for redemption must be given by the Issuing Public Corporation within 30 days after the event giving rise to its right to call for redemption. Neither the Company's articles of incorporation nor bylaws modifies this provision.

    For purposes of the Control Share Acquisition Statute, "beneficial ownership" generally includes, without limitation, the direct or indirect, sole or shared power, through any written or oral agreement, arrangement, relationship, understanding or otherwise, to vote, or direct the voting of, shares of stock or to dispose, or direct the disposition, of shares, except that tendered shares are not beneficially owned by the offeror until accepted for purchase. The definition further provides that when two or more persons act or agree to act as a group for the purposes of acquiring, owning, or voting shares of a corporation, all members of the group are deemed to constitute a "person" and to have acquired beneficial ownership, as of the first date they so act or agree to act together, of all shares beneficially owned by any of them.

                               LEGAL PROCEEDINGS

    On April 20, 1998, the Company filed a complaint against the Fant Group in the federal district court for the District of Minnesota. The complaint alleges that the Fant Group violated: (1) Section 14(a) of the Exchange Act and Rules 14a-3, 14a-6, 14a-9, 14a-11, and 14a-12 thereunder by soliciting proxies without complying with the federal proxy rules and by soliciting proxies using misleading statements and material fact omissions; (2) Sections 14(d) and (e) of the Exchange Act and the rules thereunder by making misleading statements in its Tender Offer Statement on Schedule 14D-1; and (3) Section 13(d) of the Exchange Act and Rule 13d-101 thereunder by failing to disclose its arrangement and understanding with Steichen relating to their joint effort to change the control of the Company and by failing to make other mandated disclosures.

    The Company asks the court to order the Fant Group to file and circulate corrected Schedules 13D and 14D-1 and corrected proxy materials, to enjoin the Fant Group from communication with Company shareholders, from purchasing any shares under the Offer, or from soliciting proxies until 45 days after those filings, and to enjoin the Fant Group from making further misleading statements relating to the Offer or the solicitation of proxies.

    On March 27, 1998, the Fant Group filed a complaint, as subsequently amended, against the Company and its directors in the federal district court for the Northern District of Alabama. The complaint alleges violations of the Exchange Act and the rules thereunder, tortious interference, breach of fiduciary duty, defamation, libel, slander, wantonness, and conspiracy. Specifically, the Fant Group contends that the Company's Schedule 14D-9 contained untrue statements of material fact and omitted to state material facts necessary to make the statements made not misleading. The Fant Group seeks an order requiring the Company and its directors to file curative disclosures and to retract the allegedly misleading statements, money damages, and declarative relief with respect to the Offer.

    The Company and the Board believe that all of the allegations in the Fant Group's complaint, as amended, are without merit.

                                 OTHER MATTERS

    The Board is not aware of any matters to be brought before the Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, and, under Minnesota law, no business may be transacted at the Special Meeting other than that which is stated in the notice of the meeting. If any procedural matters are properly brought before the Special Meeting, the proxies named in the enclosed WHITE proxy card will vote on those matters in accordance with their judgment of the best interests of HEI.

    The cost of solicitation of proxies for the Special Meeting in the form enclosed herewith will be borne by the Company. It is currently estimated that the aggregate amount to be spent by the Company in connection with the solicitation of proxies, excluding the salaries and fees of directors, officers
and employees, will be approximately $       , of which approximately $
has been incurred to date. The Company has retained Innisfree M&A Incorporated ("Innisfree"), a proxy solicitation firm, to perform various proxy advisory and
solicitation services for the Company for a fee not to exceed $       plus
reimbursement of certain expenses. It is anticipated that approximately employees of Innisfree and directors and officers of the Company may solicit proxies by letter, telephone, telecopy, telegraph, facsimile, or in person without additional compensation therefor. The Company will also provide certain persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Proposals by shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by HEI at its principal executive offices no later than August 6, 1998.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

    The directors and certain executive officers of the Company are participants in the solicitation of proxies on behalf of the Company's Board of Directors. Certain information with respect to those participants is set forth in Exhibit A hereto.

                                                                       EXHIBIT A

                      INFORMATION CONCERNING PARTICIPANTS

    Under the SEC's regulations, each director and certain executive officers of the Company, as well as certain other of its employees and advisers, may be deemed to be "participants" in the Company's proxy solicitation. In addition to the information set forth in the main body of the Proxy Statement, the following information is required to be presented regarding those participants.


    Except as disclosed in this Exhibit A or under "Shares and Principal Shareholders" in the Proxy Statement, no participant owns any securities of the Company or any subsidiary of the Company, beneficially or of record, or has purchased or sold any of such securities within the past two years. Except as disclosed in this Exhibit A or under "Shares and Principal Shareholders" in the Proxy Statement, to the Company's knowledge, no participants or any of their associates beneficially own, directly or indirectly, any securities of the Company.


    Other than as disclosed in this Exhibit A or in the Proxy Statement, to the Company's knowledge, no participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Special Meeting.

    Other than as disclosed in this Exhibit A or in the Proxy Statement, to the Company's knowledge, no participant is, or has been within the past year, a party to any contract, arrangement, or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

    Other than as set forth in this Exhibit A or in the Proxy Statement, to the Company's knowledge, no participants, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

    Other than as set forth in this Exhibit A or in the Proxy Statement, to the Company's knowledge, no participants, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.


    Information regarding the ownership by each participant of the Company's securities is set forth under "Shares and Principal Shareholders" in the Proxy Statement.



    The following table sets forth information concerning each participant's purchases and sales of Company's Common Stock since June 9, 1996.


NAME                                                          DATE      NATURE OF TRANSACTION   NUMBER OF SHARES
----------------------------------------------------------  ---------  -----------------------  -----------------
Robert L. Brueck..........................................    8/31/96  Distribution to trust            2,000
                                                                       beneficiary
Eugene W. Courtney........................................   10/21/96  Sale                            10,000
                                                              1/23/97  Exercise of stock               15,000
                                                                       option
                                                              1/23/97  Sale                            15,000
                                                              3/31/97  Purchase                         3,112
                                                              3/31/98  Purchase                         2,807

NAME                                                          DATE      NATURE OF TRANSACTION   NUMBER OF SHARES
----------------------------------------------------------  ---------  -----------------------  -----------------
William R. Franta.........................................     1/2/97  Exercise of stock               10,000
                                                                       option
                                                              1/10/97  Sale                            10,000

Jerald H. Mortenson.......................................   10/15/96  Exercise of stock               15,000
                                                                       option
                                                             10/17/96  Sale                            15,000
                                                             10/25/96  Exercise of stock                5,000
                                                                       option
                                                             10/25/96  Sale                             5,000
                                                              1/21/97  Exercise of stock               10,000
                                                                       option
                                                              1/22/97  Sale                            10,000
                                                              3/31/97  Purchase                         2,197
                                                              3/31/98  Purchase                         1,982

Frederick M. Zimmerman....................................    4/10/97  Purchase                           500


    Since June 9, 1997, the Board has granted the following nonqualified options to the individuals named below:


                                                                                    DATE OF    NUMBER OF    EXERCISE
NAME                                                                                 GRANT      SHARES        PRICE
---------------------------------------------------------------------------------  ---------  -----------  -----------
Eugene W. Courtney...............................................................   12/22/97      30,000    $    4.03
                                                                                     1/22/98      90,000        4.925

Jerald H. Mortenson..............................................................   12/22/97      20,000         4.03
                                                                                     1/22/98      60,000        4.925

Donald R. Reynolds...............................................................    3/30/98      52,500       6.7425

    The options granted on December 22, 1997, become exercisable one year after the date of grant and expire ten years after the date of grant. The remaining options become exercisable in three annual installments, commencing one year after the date of grant, and expire ten years after the date of grant. The exercise price for all options is 100% of the Fair Market Value as of the date of grant, except that the exercise price for the options granted in December is 85% of Fair Market Value as of the date of grant.

                                                                       EXHIBIT B

           INFORMATION REGARDING PERSONS NOMINATED BY THE FANT GROUP

    The following information was provided by the Fant Group. The Company assumes no responsibility for this information.

NAME                                   AGE                         PRINCIPAL OCCUPATION OR EMPLOYMENT
---------------------------------      ---      ------------------------------------------------------------------------
Anthony J. Fant..................          37   Director, President and Chief Executive Officer of Fant Industries. Mr.
                                                  Fant has been Director, President and Chief Executive Officer of Fant
                                                  Broadcasting Company (including, for these purposes, various affiliated companies engaged primarily in television and radio broadcasting) since 1986.

Edwin W. Finch, III..............          52   Director and President of FHL Capital Corporation since 1984. FHL
                                                  Capital is an investment banking and business valuation firm specializing in mergers and acquisitions. Mr. Finch served as
                                                  President of Pinson Valley Millworks, Inc., a distributor of millworks products, from 1988 through 1996.

David W. Ortlieb.................          67   Independent management consultant since 1994. Director, President and
                                                  Chief Executive Officer of Immunomedics, Inc., a biopharmaceutical company, from 1992 to 1994. Director, President and Chief Executive
                                                  Officer of Texas Biotechnology Corporation, a pharmaceutical products company, from 1990 to 1992. Director, President and Chief Operating
                                                  Officer of American Optical Corporation, a diversified business principally involved with optics and ophthalmics, from 1987 to 1989.
                                                  Director, President and Chief Executive Officer of Erbamont N.V., a
                                                  diversified health care company, from 1983 to 1985. Director of Abbott
                                                  Laboratories, a diversified health care and consumer products company, from 1975 to 1983, serving as Corporate Executive Vice President and
                                                  President of Abbott International. Assistant to the Chairman and Chief
                                                  Executive Officer of American Home Products Company, a diversified package goods company, in 1971. Director, Executive Vice President and
                                                  Chief Operating Officer of Tyco International, Ltd., a diversified high technology company, from 1969 to 1970.

Steve E. Tondera, Jr.............          35   Director, Vice President, Treasurer, Secretary and Chief Financial
                                                  Officer of Fant Industries. Mr. Tondera has been Senior Vice President and Chief Financial Officer of Fant Broadcasting Company (including, for these purposes, various affiliated companies engaged primarily in television and radio broadcasting) since 1994 and Director since 1995.
                                                  Prior to such time, Mr. Tondera was a principal of Humphryes &
                                                  Associates, P.C., a public accounting firm.

                                   IMPORTANT

    Make sure that you continue to be represented by an experienced, independent Board. Your vote is important. No matter how many shares you own, we urge you to support your Board by submitting a proxy AGAINST the Fant Group's proposal to remove the current members of the Board, FOR the election of the Board's nominees (if the current Board is removed), and AGAINST the Fant Group's proposal to amend the Bylaws by taking three steps:

        1.  SIGNING the enclosed WHITE proxy card,

        2.  DATING the enclosed WHITE proxy card, and

        3. MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States). Registered holders may FAX BOTH SIDES of the enclosed WHITE proxy card TODAY to Innisfree M&A Incorporated at the number provided below.

    If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please return the WHITE proxy card in the envelope provided or contact the person responsible for your account and instruct that person to execute the WHITE proxy card representing your shares. We urge you to confirm in writing your instructions to Innisfree M&A Incorporated at the address provided below so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

    If you have any questions or require any additional information concerning this proxy statement, please contact Innisfree M&A Incorporated at the address set forth below.

                           INNISFREE M&A INCORPORATED
                               501 MADISON AVENUE
                                   20TH FLOOR
                            NEW YORK, NEW YORK 10022
                         CALL TOLL-FREE (888) 750-5834
                              FAX: (212) 750-5799

                                   HEI, INC.
            PROXY FOR SPECIAL SHAREHOLDERS MEETING            , 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned, revoking all prior proxies, hereby appoints Eugene W. Courtney and Jerald H. Mortenson as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of HEI, Inc., held of record by the
undersigned on            , 1998, at the Special Meeting of Shareholders to be
held at       m., on        ,            , 1998 and any adjournment thereof. THE
BOARD RECOMMENDS A VOTE AGAINST PROPOSALS (1) AND (3), AND, IF PROPOSAL (1) IS APPROVED, FOR THE BOARD'S NOMINEES UNDER PROPOSAL (2).

    The Board of Directors recommends a vote AGAINST Proposal No. 1

(1) REMOVAL OF INCUMBENT DIRECTORS. Removal of Robert L. Brueck, William R. Franta and Frederick M. Zimmerman.

    / /  FOR    / /  AGAINST   / /  ABSTAIN   / /  FOR REMOVAL ONLY OF DIRECTORS
    LISTED BELOW:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    The Board of Directors recommends a vote FOR the Board's nominees

(2) ELECTION OF DIRECTORS (only if Proposal No. 1 is approved). Election of Robert L. Brueck, William R. Franta and Frederick M. Zimmerman.

       / /  FOR all nominees      / /  WITHHOLD AUTHORITY for all nominees
    To withhold authority to vote for any individual nominee, but not all, mark "FOR" above and write the name(s) of the persons for whom you wish to withhold authority below:

    ----------------------------------------------------------------------------

    ----------------------------------------------------------------------------

    The Board of Directors recommends a vote AGAINST Proposal No. 3

(3) APPROVAL of an amendment to the Company's Bylaws to opt out of the Minnesota Control Share Acquisition Statute.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AGAINST PROPOSALS (1) AND (3), AND, IF PROPOSAL (1) IS APPROVED, FOR THE BOARD'S NOMINEES UNDER PROPOSAL (2).
                                             DATED _____________________________
                                             SIGNED:____________________________
                                             SIGNED:____________________________

PLEASE SIGN ABOVE EXACTLY AS NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ETC. SHOULD SO INDICATE WHEN SIGNING. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. REGISTERED HOLDERS MAY FAX BOTH SIDES OF THIS PROXY TO: INNISFREE M & A INCORPORATED AT (212) 750-5799.

IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL INNISFREE M & A INCORPORATED TOLL FREE AT (888) 750-5834.